UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
December 16, 2016
URBAN EDGE PROPERTIES
URBAN EDGE PROPERTIES LP
(Exact name of Registrant as specified in its charter)

Maryland (Urban Edge Properties)	001-36523	47-6311266
Delaware (Urban Edge Properties LP)	333-212951-01	36-4791544
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

888 Seventh Avenue
New York, NY 10019
(Address of Principal Executive offices) (Zip Code)

Registrant’s telephone number including area code: (212) 956-2556

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

The information in Item 8.01 below is incorporated into this Item 3.02 by reference.

Item 8.01 Other Events

On December 16, 2016, Urban Edge Properties (the “Company”) and its operating partnership, Urban Edge Properties LP (the “Operating Partnership”), entered into a contribution agreement under which an unrelated third party has agreed to contribute its interest in a shopping center in New York to the Operating Partnership in exchange for approximately $51.7 million (the “Contributed Value”) in newly-issued common limited partnership interests in the Operating Partnership (“OP units”). Prior to closing, the third party contributor may elect to receive a portion (not to exceed $4.0 million) of the Contributed Value in cash, which will reduce the aggregate value of the OP units to be issued by a corresponding amount. The number of OP units expected to be issued at the closing will be determined by a pricing formula set forth in the contribution agreement. The transaction is expected to close in January 2017, following the satisfaction of customary closing conditions.
Beginning one year after issuance, the OP units issued by the Operating Partnership are redeemable at the option of the holders thereof for cash or, at the Company’s option, for common shares of beneficial interest of the Company on a one-for-one basis, subject to certain adjustments, in accordance with the terms of the Operating Partnership’s limited partnership agreement.
The issuance of the OP units described above, and any issuance of the Company’s common shares in connection with a future redemption of the OP units, will be exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

URBAN EDGE PROPERTIES
(Registrant)

Date: December 22, 2016	By:	/s/ Mark Langer
Mark Langer, Executive Vice President and Chief Financial Officer

URBAN EDGE PROPERTIES LP
(Registrant)

	By:	Urban Edge Properties, General Partner

Date: December 22, 2016	By:	/s/ Mark Langer
Mark Langer, Executive Vice President and Chief Financial Officer